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                                  EXHIBIT 99.9


                       Form of Stock Purchase Agreement
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                         FARALLON COMMUNICATIONS, INC.
                           STOCK PURCHASE AGREEMENT
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          I hereby elect to participate in the Employee Stock Purchase Plan (the
"ESPP") for the offering period specified below, and I hereby subscribe to purchase shares of Common Stock of Farallon Communications, Inc. (the "Corporation") in accordance with the provisions of this Agreement and the ESPP. I hereby authorize payroll deductions from each of my paychecks following my entry into the offering period in the 1% multiple of my earnings (not to exceed a maximum of 15%) specified in my attached Enrollment Form.

          I understand that the offering period is divided into a series of consecutive purchase periods. The initial purchase period will begin with the initial public offering of the Common Stock and subsequent purchase periods will begin on February 1, 1997, August 1, 1997 and February 1, 1998, with purchases occurring on January 31, 1997, July 31, 1997, January 31, 1998 and July 31, 1998. My participation will automatically remain in effect from one purchase period to the next during the offering period in accordance with my payroll deduction authorization, unless I withdraw from the ESPP or change the rate of my payroll deduction or unless my employment status changes.

          I understand that my payroll deductions will be accumulated for the purchase of shares of the Common Stock on the last business day of each purchase period within the offering period. The purchase price per share will be 85% of the lower of (i) the fair market value per share of Common Stock on the start
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date of the offering period or (ii) the fair market value per share on the purchase date.

          I understand that I can withdraw from the ESPP at any time prior to the last 5 business days of a purchase period and elect either to have the Corporation refund all my payroll deductions for that period or to have such payroll deductions applied to the purchase of Common Stock at the end of such period. However, I may not rejoin that particular offering period at any later date. Upon the termination of my employment for any reason or my loss of eligible employee status, my participation in the ESPP will immediately cease and all my payroll deductions for the purchase period in which my employment terminates or my loss of eligibility occurs will automatically be refunded. Should I die while an ESPP participant, my payroll deductions will automatically cease and my estate will receive a refund of my payroll deductions for the purchase period in which I die. I further understand that I may reduce the rate of my payroll deductions on one occasion per purchase period and that I may increase my rate of payroll deductions to become effective at the beginning of any subsequent purchase period.

          I understand that I will receive a stock certificate for the shares purchased on my behalf after the end of each purchase period or a stock certificate will be deposited into a brokerage account in my name. The certificate will be issued or my account will be registered in the name I have indicated on the Enrollment Form accompanying this Agreement. I understand that I must notify the Corporation of any disposition of shares purchased under the ESPP and that I will be required to satisfy all applicable income and employment tax withholding requirements at the time of such disposition.

          I understand that the Corporation has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, with such amendment or termination to become effective immediately following the exercise of outstanding purchase rights at the end of any current purchase period. Should the Corporation elect to terminate the ESPP, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

          I understand that the ESPP sets forth restrictions (i) limiting the maximum number of shares which I may purchase during any purchase period and
(ii) prohibiting me from purchasing more than $25,000 worth of Common Stock for each calendar year my purchase right remains outstanding. I acknowledge that I have received a copy of the official Plan Prospectus summarizing the major features of the ESPP. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the ESPP. The effectiveness of this Agreement is dependent upon my eligibility to participate in the ESPP.

Date:_____________________
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                                    Signature Employee

                                    Printed Name:____________________________

Duration of Offering Period: From: start of initial offering period to July 31, 1998